ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered as of March 25, 2009, by and among Qufu Natural Green Engineering Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China (“Buyer”), Qufu Shengren Pharmaceutical Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China (“Qufu Shengren”), and the shareholders of Qufu Shengren listed on the signature page to this Agreement (the “Shareholders”).

RECITALS

A. Qufu Shengren is a limited liability company organized under the laws of the Peoples Republic of China.

B. The Shareholders own an interest in Qufu Shengren in an amount listed next to their name on the signature page to this Agreement and collectively own and hold a 100% interest in Qufu Shengren (the “Qufu Shengren Interest”).

C.  Buyer desires to acquire the Qufu Shengren Interest and the Shareholders desire to sell to Buyer their interest in Qufu Shengren for a total price of $3,097,242, which represents 100% of the value of the net tangible assets of Qufu Shengren as of December 30, 2008 as determined by an independent asset appraiser in accordance with government-issued assets appraisal principles in China.  Buyer will acquire such Qufu Shengren Interest in exchange for cash at Closing (the “Cash Consideration”), as hereinafter defined and in accordance with the terms and conditions set forth in this Agreement.

D.  Qufu Shengren is doing business in China and related territories with the following address:

6 Shengwang Ave
Qufu, Shandong, China
Tel: (86537) 442-4999
Fax: (86537) 441-3350

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1. CONSIDERATION

Subject to the terms and conditions of this Agreement, Buyer shall acquire the Qufu Shengren Interest for a total consideration of $3,097,242 in cash, which amount represents 100% of the value of the net tangible assets of Qufu Shengren as of December 30, 2008 as determined by an independent asset appraiser in accordance with government-issued assets appraisal principles in China, payable in cash at Closing (the “Purchase Price”).  The purchase price shall be paid to the Shareholders in proportion to their ownership interest in Qufu Shengren as set forth on the signature page to this Agreement.

2. CLOSING

a.  The closing shall take place not later than April 30, 2009 (the “Closing”).  The parties agree that, subject to the Closing, the acquisition of the Qufu Shengren shall be effective as of March 25, 2009.

b. Procedure at the Closing.  At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(i)  Buyer and/or an affiliate of Buyer as determined by Buyer shall deliver the Purchase Price to Qufu Shengren; and

(ii)  The Shareholders will transfer their 100% interest in Qufu Shengren to Buyer by delivery of the Qufu Shengren Interest and execution of such documentation as may be reasonably requested by Buyer.

3. REPRESENTATIONS AND WARRANTIES OF QUFU SHENGREN AND THE SHAREHOLDERS

Qufu Shengren and the Shareholders hereby represent and warrant as follows:

a. Organization and Good Standing and Ownership of Qufu Shengren.  Qufu Shengren is duly organized, validly existing and in good standing under the laws of the Peoples Republic of China, and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and as such business is now conducted.  Qufu Shengren is duly licensed or qualified and in good standing as a Chinese company of limited liabilities where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either Qufu Shengren to issue, sell or transfer any ownership interest in Qufu Shengren or an ownership of the assets of Qufu Shengren.  The Shareholders have no relationship with Buyer and its parent company Sunwin International Neutraceuticals, Inc., a Nevada corporation or its executive officers or directors.

a. Asset Appraisal Report, Books and Records.  Qufu Shengren has delivered to Buyer the assets appraisal report and schedules of fixed assets of Qufu Shengren as of December 30, 2008 as determined by an independent asset appraiser in accordance with government-issued assets appraisal principles in China (the "Qufu Shengren Asset Appraisal ").  The Qufu Shengren Asset Appraisal is true and accurate and fairly represents the value of the assets of Qufu Shengren as of December 30, 2008, and has been prepared in accordance with government-issued assets appraisal principles in China.  Since December 30, 2008 there have been no material changes in the assets of Qufu Shengren.

b. Taxes.  Qufu Shengren has prepared and filed all appropriate tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision in its financial statements for the payment thereof.

c. Compliance with Laws.  Qufu Shengren has complied with all applicable laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of Qufu Shengren.  Qufu Shengren shall obtain the necessary approvals from the respective regulatory authority and shall provide such valid license to Buyer.

d. Authority to Execute and Perform Agreements.  Qufu Shengren and the Shareholders have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of , enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by this Agreement, in accordance with its respective terms and conditions will not:

i. require the approval or consent of any governmental or regulatory body, or the approval or consent of any other person;

ii. conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Qufu Shengren or the Shareholders, or any instrument, contract or other agreement to which  is a party or by or to which  is bound or subject; or

iii. result in the creation of any lien or other encumbrance on the assets or properties of Qufu Shengren or the Shareholders.

e. Actions and Proceedings.  There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Qufu Shengren.

f. Tangible Assets.  Qufu Shengren has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by Qufu Shengren, any related capitalized items or other tangible property material to the business of Qufu Shengren and as set forth in the Qufu Shengren Asset Appraisal and as set forth on Schedule A attached hereto (the "Qufu Shengren Assets").  Qufu Shengren holds all rights, title and interest in all the Qufu Shengren Assets owned by it or acquired by it after the date of the Qufu Shengren Asset Appraisal, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

g. Liabilities.  Qufu Shengren does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Qufu Shengren Liabilities"), which were not fully, fairly and adequately reflected on the Qufu Shengren unaudited balance sheet as of December 30, 2008.  Since December 30, 2008 there have been no material changes in liabilities, outside of the ordinary course of business.

h. Full Disclosure.  No representation or warranty by Qufu Shengren or the Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Qufu Shengren.

4. The Shareholders hereby represent and warrant that the Shareholders collectively are the beneficial owners of record of the Qufu Shengren Interest, which ownership interest is free and clear of all rights, claims, liens and encumbrances, and has not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  The total registered and authorized capital of Qufu Shengren is $3,700,000, which has been contributed by and is solely owned by the Shareholders.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Qufu Shengren and the Shareholders as follows:

b. Organization and Good Standing.   Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Peoples Republic of China and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted and has full corporate power and authority to perform the transactions and agreements contemplated by this Agreement.

c. Authorization; Binding Obligation: Consents; Interested Parties.  The execution, delivery and performance of this Agreement have been authorized by all necessary corporate, shareholder and legal action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

d. No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

i. violate any provision of the Articles of Incorporation or By-Laws of Buyer;

ii. violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Buyer is a party or by or to which it or any of its assets or properties may be bound or subject;

iii. violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Buyer or upon the properties or business of; or

iv. violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of Buyer.

e. Authority to Execute and Perform Agreements.  Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of , enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by this Agreement, in accordance with its respective terms and conditions will not:

i. require the approval or consent of any governmental or regulatory body, the members or owners of Buyer, or the approval or consent of any other person;

ii. conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Buyer, or any instrument, contract or other agreement to which  is a party or by or to which  is bound or subject; or

iii. result in the creation of any lien or other encumbrance on the assets or properties of Buyer.

f. Full Disclosure.  No representation or warranty in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Qufu Shengren or Shandong pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Buyer.

g. Representations and Warranties at Closing.  The representations and warranties contained in this Section 4 shall be true and complete at the Closing with the same force and effect as through such representations and warranties had been made on and as of the Closing Date.

6. MUTUAL COVENANTS OF ALL PARTIES

a. Corporate Examinations and Investigations.  Prior to the Closing, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

b. Expenses.  Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

c. Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the satisfaction of each party to conduct the execution of this Agreement on or before the Closing including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

7. INDEMNIFICATION

a. Obligation of Buyer to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 3 confirm par number, Buyer hereby agrees to indemnify, defend and hold harmless Qufu Shengren and the Shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of  contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

b. Obligation of Qufu Shengren and the Shareholders to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 4, Qufu Shengren and the Shareholders agree to indemnify, defend and hold harmless Buyer from and against any Indemnified Liabilities.  For this purpose, “Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by Buyer, its officers, directors, employees, agents and affiliates or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of Qufu Shengren or Shandong in or pursuant to this Agreement; or (b) any default or breach in performance of any of the covenants or agreements made by Qufu Shengren or Shandong in or pursuant to this Agreement.

8. MISCELLANEOUS

a. Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute a waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

b. Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

c. Assignment.  This Agreement is not assignable except by operation of law.

d. Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

Buyer: 6 Shengwang Ave Qufu, Shangdong, China	Qufu Shengren and the Shareholders: 6 Shengwang Ave Qufu, Shangdong, China Tel: (86537) 442-4999 Fax: (86537) 441-3350

Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be either hand delivered, delivered by facsimile, mailed by overnight delivery service or by registered or certified mail (postage prepaid), return receipt requested, at the address indicated above or at such other address that shall have been furnished in writing to the addressor.

e. Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the Peoples Republic of China, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

f. Entire Agreement.  This Agreement executed in connection with the consummation of the transactions contemplated herein comprises the entire agreement among the parties with respect to the acquisition of the Qufu Shengren Interest and supersedes all prior agreements, written or oral, with respect thereto.

g. Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

h. Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

i. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Qufu Natural Green Engineering Co., Ltd. By: /s/ Chengxiang Yan, General Manager Chengxiang Yan, General Manager	Qufu Shengren Pharmaceutical Co., Ltd. By: /s/ Xiangsheng Kong, General Manager Xiangsheng Kong, General Manager

Shareholder Name	Ownership %
/s/ Lingrong Kong Lingrong Kong	20%
/s/ Qianfu Yan Qianfu Yan	20%
/s/ Yuqing Jia Yuqing Jia	20%
/s/ Chang’e Liu Chang’e Liu	16%
/s/ Wenyang Li Wenyang Li	8%
/s/ Xiangsheng Kong Xiangsheng Kong	8%
/s/ Xiangzhu Kong Xiangzhu Kong	8%